Exhibit 12.1

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,		Years Ended December 31,
(Dollar amounts in thousands)	2009	2008	2008	2007	2006	2005	2004
Earnings (Losses):
Income from continuing operations	$133,925	$136,125	$395,447	$412,214	$318,735	$75,145	$129,732
Exclude amounts reflected in line above:
Income tax expense	100,906	58,293	203,966	250,805	173,543	64,771	79,669
Noncontrolling interest	172	206	443	3,121	2,562	587	(882)
Preferred dividends of subsidiary	—	—	—	700	1,172	4,071	5,037
Amortization of capitalized interest	624	591	2,413	1,923	1,644	2,695	2,288
Loss (income) from unconsolidated equity investees	(400)	64	(1,795)	(334)	(325)	770	663
Add fixed charges (see below)	70,220	67,899	273,823	216,835	286,769	453,559	419,448
Less amounts included in fixed charges:
Capitalized interest	(11,869)	(8,235)	(34,583)	(20,028)	(6,943)	(3,065)	(3,432)
Preference security dividend requirements of consolidated subsidiary (a)	—	—	—	(1,123)	(1,739)	(7,284)	(7,967)

Total Earnings (Losses) (as defined)	$293,578	$254,943	$839,714	$864,113	$775,418	$591,249	$624,556

Fixed charges:
Interest expensed and capitalized	$69,148	$66,666	$269,368	$211,129	$280,483	$440,787	$404,505
Estimated interest component of rental expense	1,072	1,233	4,455	4,584	4,547	5,488	6,976
Preference security dividend requirements of consolidated subsidiary (a)	—	—	—	1,123	1,739	7,284	7,967

Total Fixed Charges (as defined)	$70,220	$67,899	$273,823	$216,836	$286,769	$453,559	$419,448

Ratio of Earnings to Fixed Charges (b)	4.18x	3.75x	3.07x	3.99x	2.70x	1.30x	1.49x

(a)	The preference security dividend requirement represents the amount of pre-tax earnings required to pay the dividends on outstanding preference securities.
(b)	The ratio of earnings to fixed charges excludes interest expense (benefit) on uncertain tax positions of $0.2 million and $(5.7) million for the three months ended March 31, 2009 and 2008, respectively and $(4.5) million and $0.5 million for the years ended December 31, 2008 and 2007, respectively, which was recorded as a component of income tax expense.